EXHIBIT (a)(1)(iv)

Offer by

THE INDIA FUND, INC.

To Purchase for Cash

up to 15% of the Fund’s Outstanding

Shares of Common Stock

at 98% of Net Asset Value Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON APRIL 3, 2014, OR SUCH LATER DATE TO WHICH THE OFFER IS EXTENDED (“EXPIRATION DATE”)

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES

BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

March 7, 2014

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of The India Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), to purchase up to 15% of the Fund’s outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), upon the terms and conditions set forth in the Offer to Purchase dated March 7, 2014 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the Fund’s net asset value (the “NAV”) per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on April 4, 2014 or a later date determined by the Fund if the Offer is extended (the “Pricing Date”).

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Fund will, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 7, “Stock Transfer Taxes,” of the Letter of Transmittal. However, backup withholding at a 28% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 12, “Federal Income Tax Consequences,” of the Offer to Purchase and Instruction 12, “Backup Withholding,” of the Letter of Transmittal.

The Offer is intended to provide tendering Stockholders with a benefit to the extent that the tender price is above the trading price of the Fund’s shares of common stock.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. A letter to Stockholders of the Fund from Alan R. Goodson, President of the Fund;

2. The Offer to Purchase, dated March 7, 2014;

3. The Letter of Transmittal for your use and to be provided to your clients;

4. Notice of Guaranteed Delivery;

5. Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

6. Return envelope addressed to Computershare (the “Depositary”).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction. In addition, any tender of Shares must comply with Rule 14e-4 of the Securities Exchange Act of 1934, as amended (the “Short Tender Rule”).

As described in the Fund’s Offer to Purchase under Section 5, “Procedure for Tendering Shares,” tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

As described in the Offer to Purchase, if more than 15% of the Fund’s outstanding Shares are duly tendered prior to the Expiration Date, the Fund will purchase Shares from tendering stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by each Stockholder during the period the Offer is open (and not timely withdrawn), unless the Fund determines not to purchase any Shares.

None of the Fund, its Board of Directors or the Investment Manager to the Fund makes any recommendation to any Stockholder whether to tender any Shares.

For additional information or copies of the enclosed material, please contact Georgeson Inc. (the “Information Agent”) toll free at 1-866-297-1264 or, for banks and brokers, at 1-800-223-2064.

Very truly yours,
THE INDIA FUND, INC.

Alan R. Goodson
President

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE INDIA FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.